Exhibit 3.3

TWELFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF BLOOM ENERGY CORPORATION

Bloom Energy Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Bloom Energy Corporation. The corporation was originally incorporated under the name of Ion America Corporation. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 18, 2001.

B. This Twelfth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors (the “Board”) and the stockholders of the corporation and gives effect to the 3-to-2 reverse stock split duly approved by the stockholders of the corporation.

C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 thereof, this Twelfth Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of this corporation as currently in effect.

D. The text of the Certificate of Incorporation as currently in effect is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Bloom Energy Corporation (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. Authorization of Stock. The Company is authorized to issue three classes of stock, designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock,” respectively. The total number of shares that the Company is authorized to issue is 880,461,552 shares. The number of shares of Class A Common Stock that the Company is authorized to issue is 400,000,000 shares, the number of shares of Class B Common Stock that the Company is authorized to issue is 400,000,000 shares and the number of shares of Preferred Stock (“Preferred”)

that the Company is authorized to issue is 80,461,552 shares. The par value of the shares in each class shall be $0.0001. Of the authorized shares of Preferred, 9,374,101 shares shall be designated “Series A Preferred,” 7,868,854 shares shall be designated “Series B Preferred,” 5,979,062 shall be designated “Series C Preferred,” 6,443,818 shares shall be designated “Series D Preferred,” 9,486,362 shares shall be designated “Series E Preferred,” 14,597,248 shares shall be designated “Series F Preferred” and 26,712,107 shares shall be designated “Series G Preferred.”

Effective immediately upon the filing (the “Effective Time”) of this Twelfth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, (i) each three (3) shares of the Company’s Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and changed into and automatically become two (2) shares of the Company’s Class A Common Stock, (ii) each three (3) shares of the Company’s Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and changed into and automatically become two (2) shares of the Company’s Class B Common Stock and (iii) each three (3) shares of the Company’s Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted and changed into and automatically become two (2) shares of the Company’s Preferred Stock, without further action by the Company or the stockholders thereof. No fractional share shall be issued in connection with the foregoing stock split; all shares of capital stock so split that are held by a stockholder will be aggregated subsequent to the foregoing stock split and each fractional share resulting from such aggregation held by a stockholder shall be paid in cash the value of such fractional shares, as determined in good faith by the Board when those entitled to receive such fractional shares are determined. Unless otherwise specified herein, all numbers of shares, and all amounts stated on a per share basis, contained in this Twelfth Amended and Restated Certificate of Incorporation are stated after giving effect to the stock split described in this paragraph, and no further adjustment shall be made as a consequence of such stock split.

B. The Rights, Preferences, Powers and Restrictions of Preferred Stock. The relative rights, powers, preferences, privileges, and restrictions granted to or imposed on the shares of Preferred or the holders thereof are as follows; provided, however, that (i) except as prohibited by law and except as restricted by Section 5 hereof, the holders of an aggregate of at least 51% of the then-outstanding shares of Preferred may waive any of the following rights, powers, preferences, or privileges applicable to all shares of Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance (provided that any such waiver shall not be exercised to adversely affect the rights, powers, preferences, or privileges of one or more series of Preferred and in a manner not so affecting the entire class of Preferred) and (ii) any such waiver shall be binding on all future holders of Preferred. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV. Unless otherwise indicated, in the event that all shares of Class B Common Stock are converted into Class A Common Stock pursuant to Section 5(b) of Part D of this Article IV, then any reference to Class B Common Stock in Part B of this Article IV shall be deemed substituted with a reference to Class A Common Stock, as appropriate.

Notwithstanding the foregoing, in the event of a reduction in Liquidation Preference (directly or indirectly, by merger, reclassification or otherwise) that is effected in connection with and not earlier than 60 days prior to the Company’s entering into an agreement for any combination transaction as set forth in Section 2(b) of this Article IV in which the gross proceeds (inclusive of amounts subject to escrow or other contingency arrangements to support the accuracy of representations of the Company or its stockholders, whether or not such amounts are ultimately received by the stockholders of the Company) payable (i) with respect to the Series D Preferred is less than the Liquidation Preference for the Series D Preferred, such reduction of Liquidation

Preference shall also require written consent of the holders of a majority of the then-outstanding shares of the Series D Preferred, voting together as a separate class, (ii) with respect to the Series E Preferred is less than the Liquidation Preference for the Series E Preferred, such reduction of Liquidation Preference shall also require written consent of the holders of a majority of the then-outstanding shares of the Series E Preferred, voting together as a separate class, (iii) with respect to the Series F Preferred is less than the Liquidation Preference for the Series F Preferred, such reduction of Liquidation Preference shall also require written consent of the holders of a majority of the then-outstanding shares of the Series F Preferred, voting together as a separate class or (iv) with respect to the Series G Preferred is less than the Liquidation Preference for the Series G Preferred, such reduction of Liquidation Preference shall also require written consent of the holders of a majority of the then-outstanding shares of the Series G Preferred, voting together as a separate class.

1. Dividends. The holders of Preferred shall be entitled to receive annual dividends payable out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Class A Common Stock or Class B Common Stock, at the respective rates of $0.0500 per share of Series A Preferred, $0.1500 per share of Series B Preferred, $0.7526 per share of Series C Preferred, $1.6125 per share of Series D Preferred, $1.7685 per share of Series E Preferred, $2.7780 per share of Series F Preferred and $3.8640 per share of Series G Preferred (in each case, as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to such series of Preferred). Such dividends shall be payable only when, as, and if declared by the Board and shall not be cumulative. No dividends or distributions shall be made with respect to the Class A Common Stock or Class B Common Stock, other than dividends payable solely in Class A Common Stock or Class B Common Stock, unless at the same time an equivalent dividend with respect to the Preferred (based on the number of shares of Class B Common Stock into which the Preferred is then convertible) has been paid or set apart for payment.

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Company (a “Liquidation”), either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(a) (i) The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company or consideration received in such Liquidation to the holders of the Class A Common Stock or Class B Common Stock by reason of their ownership of such stock, the amounts of $0.5003, $1.5248, $7.5263, $16.1250, $17.6850, $27.7800 and $38.6400 for each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred or Series G Preferred, respectively, then held by them (in each case as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to such series of Preferred) and, in addition, an amount equal to all declared but unpaid dividends, if any, on such Preferred, as the case may require (the “Liquidation Preference”). If the assets, funds or consideration thus distributed among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Preferred in proportion to the full amount each such holder would otherwise be entitled to receive pursuant to this Section 2(a)(i).

(ii) After giving effect to the provisions of Section 2(a)(i), all of the assets of the Company and consideration received in the Liquidation shall be distributed to the holders of Class A Common Stock and Class B Common Stock pro rata based on the number of shares of Class A Common Stock and Class B Common Stock held by each such holder.

(b) For purposes of this Section 2, any of the following shall be treated as a Liquidation: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person (but excluding any merger effected solely for the purpose of reincorporating into another state), or any other corporate reorganization (any of such transactions or series of such transactions, a “combination transaction”), in which the stockholders of the Company immediately prior to such combination transaction, own less than 50% of the voting power of the surviving or successor entity or its parent immediately after such combination transaction; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; or (iii) any sale, lease, or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof, nor the transfer by any shareholder of shares of the Company’s capital stock to any third party in a transaction or series of related transactions to which the Company is not a party, shall be deemed a Liquidation for purposes of this Section 2.

(c) Any securities to be delivered pursuant to Section 2(b) above shall be valued as follows:

(i) securities not subject to investment letter or other similar restrictions on free marketability:

(A) if traded on a nationally recognized securities exchange or on the Nasdaq National Market, the value shall be deemed to be the average of the closing sale prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing of the relevant transaction;

(B) if actively traded over-the-counter or through an automated dealer quotation system (other than the Nasdaq National Market), the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs 2(c)(i)(A), (B), or (C) to reflect the approximate fair market value thereof, as determined by the Board in good faith.

(d) Consent to Certain Distributions. So long as the Company is subject to the provisions of Section 2115(b) of the California Corporations Code, and as authorized by Section 402.5(c) of the California Corporations Code, Sections 502, 503 and 506 of the California Corporations Code shall not apply with respect to payments made by the Company in connection with (i) repurchases of Class A Common Stock or Class B Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Class A Common Stock or Class B Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Company in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of Preferred Stock of the Company pursuant to Section 5; provided, however, that the foregoing shall not apply unless the Company is subject to the provisions of Section 2115(b) of the California Corporations Code; provided, further, that the provisions of this Section 2(d) shall in no manner limit the provisions of Section 5 hereof.

3. Redemption. The Company shall not have the right to call or redeem at any time all or any shares of Preferred.

4. Conversion. The holders of the Preferred shall have conversion rights as follows:

(a) Right to Convert. Subject to Section 4(b) below, each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $0.5003 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series A Conversion Rate”). The “Series A Conversion Price” shall initially be $0.5003 per share of Class B Common Stock. The Series A Conversion Price and the Series A Conversion Rate shall be subject to further adjustment as hereinafter provided.

Subject to Section 4(b) below, each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $1.5248 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series B Conversion Rate”). The “Series B Conversion Price” shall initially be $1.5248 per share of Class B Common Stock. The Series B Conversion Price and the Series B Conversion Rate shall be subject to further adjustment as hereinafter provided.

Subject to Section 4(b) below, each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series C Preferred, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $7.5263 by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series C Conversion Rate”). The “Series C Conversion Price” shall initially be $7.5263 per share of Class B Common Stock. The Series C Conversion Price and the Series C Conversion Rate shall be subject to further adjustment as hereinafter provided.

Subject to Section 4(b) below, each share of Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series D Preferred, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $16.1250 by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series D Conversion Rate”). The “Series D Conversion Price” shall initially be $16.1250 per share of Class B Common Stock. The Series D Conversion Price and the Series D Conversion Rate shall be subject to further adjustment as hereinafter provided.

Subject to Section 4(b) below, each share of Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series E Preferred, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $17.6850 by the Series E Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series E Conversion Rate”). The “Series E Conversion Price” shall initially be $17.6850 per share of Class B Common Stock. The Series E Conversion Price and the Series E Conversion Rate shall be subject to further adjustment as hereinafter provided.

Subject to Section 4(b) below, each share of Series F Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series F Preferred, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $27.7800 by the Series F Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series F Conversion Rate”). The “Series F Conversion Price” shall initially be $27.7800 per share of Class B Common Stock. The Series F Conversion Price and the Series F Conversion Rate shall be subject to further adjustment as hereinafter provided.

Subject to Section 4(b) below, each share of Series G Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series G Preferred, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $38.6400 by the Series G Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series G Conversion Rate”). The “Series G Conversion Price” shall initially be $38.6400 per share of Class B Common Stock. The Series G Conversion Price and the Series G Conversion Rate shall be subject to further adjustment as hereinafter provided.

(b) Automatic Conversion.

(i) Each share of Preferred shall automatically be converted into shares of Class B Common Stock at its then effective respective Conversion Rate upon the date of the closing (the “Public Offering Closing Date”) of a firm commitment underwritten public offering (the “Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Class A Common Stock for the account of the Company with aggregate gross proceeds to the Company of at least $75,000,000.

(ii) In addition, each share of Preferred (other than any shares of Series E Preferred) shall automatically be converted into shares of Class B Common Stock at its then-effective respective Conversion Rate upon the written consent of the holders of a majority of the then-outstanding Preferred (but excluding outstanding shares of Series E Preferred in the calculation of such majority), voting together as a single class on an as-converted basis; provided, however, in the event of an automatic conversion that is effected pursuant to Section 4(b)(ii) in connection with and not earlier than 60 days prior to the Company’s entering into an agreement for any combination transaction as set forth in Section 2(b) of this Article IV, (A) in which the gross proceeds (inclusive of amounts subject to escrow or other contingency arrangements to support the accuracy of representations of the Company or its stockholders, whether or not such amounts are ultimately received by the stockholders of the Company) payable with respect to the Series D Preferred is less than the Liquidation Preference for the Series D Preferred, such automatic conversion shall also require the written consent of the holders of a majority of the then-outstanding shares of the Series D Preferred, voting together as a separate class, on an as-converted basis, (B) in which the gross proceeds (inclusive of amounts subject to escrow or other contingency arrangements to support the accuracy of representations of the Company or its stockholders, whether or not such amounts are ultimately received by the stockholders of the Company) payable with respect to the Series F Preferred is less than the Liquidation Preference for the Series F Preferred, such automatic conversion shall also require the written consent of the holders of a majority of the then-outstanding shares of the Series F Preferred, voting together as a separate class, on an as-converted basis and (C) in which the gross proceeds (inclusive of amounts subject to escrow or other contingency arrangements to support the accuracy of representations of the Company or its stockholders, whether or not such amounts are ultimately received by the stockholders of the Company) payable with respect to the Series G Preferred is less than the Liquidation Preference for the Series G Preferred, such automatic conversion shall also require the written consent of the holders of a majority of the then-outstanding shares of the Series G Preferred, voting together as a separate class, on an as-converted basis.

(iii) In addition, each share of Series E Preferred shall automatically be converted into shares of Class B Common Stock at its then-effective Conversion Rate upon the written consent of the holders of a majority of the then-outstanding Series E Preferred voting together as a separate class on an as-converted basis.

(c) Mechanics of Conversion. No fractional shares of Class B Common Stock shall be issued upon conversion of the Preferred. All shares of Class B Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Class B Common Stock (as determined by the Board) on the date of conversion. Before any holder of Preferred shall be entitled to convert the same into full shares of Class B Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Class B

Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the loss and replacement of such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common Stock plus any declared and unpaid dividends. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Preferred to be converted, or in the case of automatic conversion, on the Public Offering Closing Date or the effective date of such written consent, as the case may be, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date.

(d) Adjustments To Conversion Price or Conversion Ratio.

(i) Original Issue Date. For purposes of this Section 4(d), “Original Issue Date” shall mean the date on which the first share of Series G Preferred was first issued.

(ii) Adjustments for Subdivisions or Combinations of or Stock Dividends on Class A Common Stock or Class B Common Stock. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Class A Common Stock or Class B Common Stock without a corresponding subdivision of Preferred Stock, or the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Class A Common Stock or Class B Common Stock payable in Class A Common Stock or Class B Common Stock without a corresponding dividend on the Preferred Stock, the applicable Conversion Rate then in effect for each outstanding series of Preferred shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately increased (by virtue of an appropriate decrease in the applicable Conversion Price) based on the ratio of (A) the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately after such subdivision or stock dividend to (B) the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such subdivision or stock dividend. If the Company fixes a record date to determine which holders of Class A Common Stock or Class B Common Stock are entitled to receive such dividend or subdivision, the Conversion Rate (and the Conversion Price) shall be fixed as of the close of business on such record date and the number of shares of Class A Common Stock and Class B Common Stock shall be calculated immediately prior to the close of business on such date. If such record date is fixed and such dividend is not fully paid or if such subdivision is not fully made on the date fixed therefor, the Conversion Rate (and Conversion Price) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate (and Conversion Price) shall be adjusted pursuant to this Section 4(d)(ii) to reflect the actual payment of such dividend or completion of such subdivision. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class A Common Stock or Class

B Common Stock without a corresponding combination of Preferred Stock, the applicable Conversion Rate then in effect for each outstanding series of Preferred shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased (by virtue of an appropriate increase in the applicable Conversion Price) on the same basis.

(iii) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Class A Common Stock or Class B Common Stock entitled to receive, any distribution payable in (A) securities of the Company or other entities (other than shares of Class A Common Stock or Class B Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1), (B) evidences of indebtedness issued by the Company or other persons, or (C) assets (excluding cash dividends) or options to purchase or rights to subscribe for Class A Common Stock or Class B Common Stock, or securities by their terms convertible into or exchangeable for Class A Common Stock or Class B Common Stock, then and in each such event provision shall be made so that the holders of each series of Preferred shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock or Class B Common Stock receivable thereupon, the amount of such distribution which they would have received had their Preferred been converted into Class B Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other applicable adjustments called for during such period under this Section 4 with respect to the rights of the holders of each series of Preferred.

(iv) Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time the Class B Common Stock issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 2(b)), the Conversion Rate of any series of Preferred then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted (by virtue of a proportionate adjustment of the applicable Conversion Price) such that such series of Preferred shall be convertible into, in lieu of the number of shares of Class B Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Class B Common Stock that would have been subject to receipt by the holders upon conversion of such series of Preferred immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of any series of Preferred shall thereafter be entitled to receive upon conversion of such series of Preferred the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(e) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred against impairment. Notwithstanding the foregoing, nothing in this Section 4(e) shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its stockholders and the board of directors.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or Conversion Rate of any series of Preferred pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price(s) and the Conversion Rate(s) at the time in effect with respect to the shares of Preferred held by such holder, and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Preferred held by such holder.

(g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred, in addition to such other remedies as shall be available to the holder of such Preferred, the Company will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes.

(h) Notices of Record Date. In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Class A Common Stock or Class B Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Class A Common Stock or Class B Common Stock outstanding involving a change in the Class A Common Stock or Class B Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of the Preferred:

(A) in the case of the matters referred to in (i) and (ii) above, at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Class A Common Stock or Class B Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right); and

(B) in the case of the matters referred to in (iii) and (iv) above, at least 10 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Class A Common Stock or Class B Common Stock shall be entitled to exchange their Class A Common Stock or Class B Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier, and notice shall be provided prior to such record date).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred at the address for each such holder as shown on the books of the Company.

5. Covenants.

(a) In addition to any other rights provided by law, so long as any shares of the Preferred shall be outstanding, the Company shall not (directly or indirectly, by merger, reclassification or otherwise), without first obtaining the affirmative vote or written consent of the holders of not less than 51% of the then-outstanding shares of Preferred (such Preferred voting or acting by written consent as a single class on an as-converted basis):

(i) amend or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation if such action would (i) alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, any series of Preferred; or (ii) increase or decrease the authorized number of shares of any series of Preferred or Class A Common Stock or Class B Common Stock.

(ii) create or issue any security having any preferences, rights, powers, or restrictions provided for its benefit that are senior to, or on parity with, the preferences, rights, or powers of, or restrictions provided for the benefit of, any class or series of the Preferred;

(iii) amend or repeal any provision of, or add any provision to, the Company’s Bylaws;

(iv) pay or declare any dividend on any shares of Class A Common Stock or Class B Common Stock or apply any of its assets to the redemption, retirement, purchase or acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of capital stock or other securities, except for repurchases of Class A Common Stock or Class B Common Stock from employees, directors, or consultants of the Company upon termination of employment or association pursuant to the terms of agreements providing for the repurchase of such shares at cost entered into with such employees, directors, or consultants, provided that such agreements have been approved by the Board;

(v) enter into any transaction involving the offer of the right to acquire securities of the Company to all, but not less than all, of the security holders of the Company or grant preemptive rights to any party to acquire the Company’s securities;

(vi) enter into any transaction involving the transfer of Company assets to its stockholders based on their status as stockholders;

(vii) liquidate or dissolve;

(viii) enter into any transaction or series of related transactions (i) deemed to be a Liquidation, as defined in Section 2(b), or (ii) that otherwise results in a change in voting control of the Company; or

(ix) increase or decrease the number of authorized directors of the Company.

(b) In addition to any other rights provided by law, so long as any shares of the Series D Preferred shall be outstanding, the Company shall not (directly or indirectly, by merger, reclassification or otherwise) amend or repeal the proviso set forth in Section 4(b)(ii) in a manner that adversely affects the Series D Preferred without the prior written consent of the holders of a majority of the then-outstanding shares of the Series D Preferred, voting together as a separate class, in addition to the written consent of the then-outstanding Preferred otherwise required pursuant to Section 5(a)(i).

(c) In addition to any other rights provided by law, so long as any shares of the Series E Preferred shall be outstanding, the Company shall not (directly or indirectly, by merger, reclassification or otherwise) amend or repeal Section 4(b)(iii) without the prior written consent of the holders of a majority of the then-outstanding shares of the Series E Preferred, voting together as a separate class, in addition to the written consent of the then-outstanding Preferred otherwise required pursuant to Section 5(a)(i).

(d) In addition to any other rights provided by law, so long as any shares of the Series F Preferred shall be outstanding, the Company shall not (directly or indirectly, by merger, reclassification or otherwise) amend or repeal the proviso set forth in Section 4(b)(ii) in a manner that adversely affects the Series F Preferred without the prior written consent of the holders of a majority of the then-outstanding shares of the Series F Preferred, voting together as a separate class, in addition to the written consent of the then-outstanding Preferred otherwise required pursuant to Section 5(a)(i).

(e) In addition to any other rights provided by law, so long as any shares of the Series G Preferred shall be outstanding, the Company shall not (directly or indirectly, by merger, reclassification or otherwise) amend or repeal the proviso set forth in Section 4(b)(ii) in a manner that adversely affects the Series G Preferred without the prior written consent of the holders of a majority of the then-outstanding shares of the Series G Preferred, voting together as a separate class, in addition to the written consent of the then-outstanding Preferred otherwise required pursuant to Section 5(a)(i).

(f) In addition to any other rights provided by law, so long as any shares of Preferred shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of the adversely affected series of Preferred (the “Series Protective Vote”):

(i) effect any amendment to the Company’s Certificate of Incorporation that would change the rights, preferences and privileges of the shares of one or more series of Preferred so as to adversely affect them but that would not so affect the entire class; provided, that any change to the dividend preference, Liquidation Preference, Conversion Price or Conversion Rate that adversely affects each series of Preferred on a pro rata basis in proportion to their respective per share dividend preference, Liquidation Preference, Conversion Price or Conversion Rate shall be deemed to “so affect the entire class” and shall only require a vote or written consent of the holders of a majority of the shares of all Preferred, voting as one class, and any such change that is not pro rata as to all series of Preferred shall be deemed to not “so affect the entire class” and shall require the affirmative vote or written consent of the holders of a majority of the shares of each such adversely affected series separately (by way of non-exclusive example only, a reduction of 10% of the per share Liquidation Preference for each series of Preferred shall be deemed to “so affect the entire class” and shall only require a vote of the holders of a majority of the shares of all Preferred, voting together as a single class; and a $0.25 reduction of the Liquidation Preference of each series of Preferred, because it is not a pro rata reduction, shall be deemed to not “so affect the entire class” and shall require the affirmative vote or written consent of the holders of a majority of the shares of each such series separately);

(ii) effect any amendment to the Company’s Certificate of Incorporation that would effect any change to the rights, preferences and privileges of any other class or series of the Company’s capital stock that is adverse to the unchanged series of Preferred (by way of non-exclusive example only, a pro rata increase in the Liquidation Preference of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred without a corresponding pro rata increase in the Liquidation Preference of the Series G Preferred shall be deemed “adverse” with respect to the Series G Preferred); or

(iii) redeem, repurchase or otherwise acquire one or more shares of any series of Preferred in a manner that is not pro rata with all of the Preferred (based on the respective Liquidation Preferences for each outstanding series).

Notwithstanding anything to the contrary in this Section 5(f) and to the fullest extent permitted by law, MLC Investments Limited as trustee for the MLC Vintage Year Trust 2009 (“MLC”) and any affiliate of MLC shall, for so long as it or they remain holders of shares of Series F Preferred, not have any consent right or voting right with respect to a Series Protective Vote contemplated by subsection (i) or (ii) above, unless the proposed amendment contemplated by subsection (i) or (ii) would significantly and adversely affect the rights, preferences and privileges of the Series F Preferred. The foregoing sentence shall apply to any and all assignees and transferees of shares held by MLC and any and all assignees and transferees of shares held by any affiliate of MLC and their subsequent assignees and transferees.

6. Voting Rights.

(a) General. Holders of the Preferred shall have full voting rights and shall be entitled to vote, together with the holders of Class A Common Stock and Class B Common Stock, with respect to any questions upon which holders of Class A Common Stock and Class B Common Stock have the right to vote. Except as otherwise required by law or by Section 5 hereof, the holder of each share of Preferred shall be entitled to the number of votes on an as if converted to Class B Common Stock basis into which such share of Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of the Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.

(b) Board of Directors.

(i) Series A Representative. For so long as at least 3,000,000 shares (subject to adjustment for stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to the Series A Preferred) of Series A Preferred remain outstanding, the holders of the Series A Preferred shall be entitled, voting as a separate class, to elect a single director at each meeting for the election of directors or by written consent without a meeting for this purpose.

(ii) Series B Representative. For so long as at least 3,000,000 shares (subject to adjustment for stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to the Series B Preferred) of Series B Preferred remain outstanding, the holders of the Series B Preferred shall be entitled, voting as a separate class, to elect a single director at each meeting for the election of directors or by written consent without a meeting for this purpose.

(iii) Series E Representative. For so long as at least 2,120,441 shares (subject to adjustment for stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to the Series E Preferred) of Series E Preferred remain outstanding, the holders of the Series E Preferred shall be entitled, voting as a separate class, to elect a single director at each meeting for the election of directors or by written consent without a meeting for this purpose.

(iv) Series G Representative. For so long as at least 1,933,333 shares (subject to adjustment for stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to the Series G Preferred) of Series G Preferred remain outstanding, the holders of the Series G Preferred shall be entitled, voting as a separate class, to elect a single director at each meeting for the election of directors or by written consent without a meeting for this purpose.

(v) Mutual Directors. The holders of the Class A Common Stock, Class B Common Stock and the Preferred voting together as a single class shall be entitled to elect two directors at each meeting for the election of directors or by written consent without a meeting for this purpose; provided, however, that each director elected pursuant to this section must receive the affirmative vote of at least (A) a majority of the holders of the Class A Common Stock and Class B Common Stock voting together as a single class and (B) a majority of the holders of the Preferred.

(vi) Remaining Directors. The remaining director(s), if any, shall be elected by the holders of the Preferred and the Class A Common Stock and Class B Common Stock, voting together as a single class at each meeting for the election of directors or by written consent without a meeting for this purpose.

(vii) Quorum; Required Vote.

(A) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series A Preferred then outstanding shall constitute a quorum for the election of the director to be elected solely by the holders of the Series A Preferred; (B) of the holders of a majority of the shares of the Series B Preferred then outstanding shall constitute a quorum for the election of the director to be elected solely by the holders of the Series B Preferred; (C) of the holders of a majority of the shares of the Series E Preferred then outstanding shall constitute a quorum for the election of the director to be elected solely by the holders of the Series E Preferred; (D) of the holders of a majority of the shares of the Series G Preferred then outstanding shall constitute a quorum for the election of the director to be elected solely by the holders of the Series G Preferred; and (E) of the holders of a majority of the voting power of all the then-outstanding shares of Preferred and of the holders of a majority of the then-outstanding shares of Class A Common Stock and Class B Common Stock shall constitute a quorum for the election of the directors to be elected jointly by the holders of the Preferred Stock, the Class A Common Stock and the Class B Common Stock.

(B) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to Section 6(b)(i), (ii), (iii), (iv), (v) or (vi) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock.

(C) Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship shall be elected by the required vote of the holders of the shares of such Specified Stock specified in Section 6(b)(vii)(B) above that are entitled to elect such director.

(D) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in Section 6(b)(vii)(C), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 6(b)(vii)(C).

(E) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 6(b), shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

C. Class A Common Stock. The rights, powers, privileges and restrictions granted to and imposed on the shares of Class A Common Stock and the holders thereof are as set forth below in this Article IV(C). Unless otherwise stated, references to “sections” or “subsections” in this Part C of this Article IV refer to sections and subsections of Part C of this Article IV

1. Dividends. Subject to the preferential rights of holders of all classes or series of stock at the time outstanding having preferential rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets or funds of this Company legally available therefor, the same dividend per share and in the same form as may be declared from time to time by the Board with respect to the Class B Common Stock, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend per share and in the same form with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock; rights to acquire shares of Class B Common Stock; securities convertible into or exercisable or exchangeable for shares of Class B Common Stock; or rights to acquire such convertible, exercisable, or exchangeable securities may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock but if and only if a dividend payable in shares of Class A Common Stock; rights to acquire shares of Class A Common Stock; securities convertible into or exercisable or exchangeable for shares of Class A Common Stock; or rights to acquire such convertible, exercisable, or exchangeable securities (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall also be declared and paid to the holders of Class A Common Stock.

2. Liquidation Rights. Upon a Liquidation, the assets of this Company shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Company shall not have the right to call or redeem at any time all or any shares of Class A Common Stock; provided, however that the foregoing shall not prohibit this Company from repurchasing shares of Class A Common Stock either with the consent of the record holder or beneficial owner thereof or pursuant to an agreement to which this Company is a party that provides for the repurchase.

4. Voting Rights and Powers. Unless otherwise provided by the Delaware General Corporation Law (the “DGCL”), the holder of each share of Class A Common Stock shall have the right to one vote for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided in this Twelfth Amended and Restated Certificate of Incorporation or as required by the DGCL, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote of the stockholders of the Company (whether at a stockholders meeting or by written consent). The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote (on an as-converted basis) voting together as a single class without a separate class vote of the holders of the Class A Common Stock as permitted by Section 242(b)(2) of the DGCL.

5. Subdivisions or Combinations. If the Company in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

6. Equal Status. Except as expressly set forth in Article IV, shares of Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to shares of Class B Common Stock (including, without limitation, as to dividends and distributions; upon any liquidation, dissolution or winding up of the Company; and in the event of any merger or consolidation involving the Company).

D. Class B Common Stock. The rights, preferences, powers, privileges and restrictions granted to and imposed on the shares of Class B Common Stock and the holders thereof are as set forth below in this Article IV(D). Unless otherwise stated, references to “sections” or “subsections” in this Part D of this Article IV refer to sections and subsections of Part D of this Article IV:

1. Dividends. Subject to the preferential rights of holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets or funds of this Company legally available therefor, the same dividend per share in in the same form as may be declared from time to time by the Board with respect to the Class A Common Stock, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend per share and in the same form with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock; rights to acquire shares of Class A Common Stock; securities convertible into or exercisable or exchangeable for shares of Class A Common Stock; or rights to acquire such convertible, exercisable, or exchangeable securities may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock but if and only if a dividend payable in shares of Class B Common Stock; rights to acquire shares of Class B Common Stock, securities convertible into or exercisable or exchangeable for shares of Class B Common Stock; or rights to acquire such convertible, exercisable, or exchangeable securitiess (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2. Liquidation Rights. Upon a Liquidation, the assets of this Company shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Company shall not have the right to call or redeem at any time all or any shares of Class B Common Stock; provided, however, that the foregoing shall not prohibit this Company from repurchasing shares of Class B Common Stock either with the consent of the record holder or beneficial owner thereof or pursuant to an agreement to which this Company is a party that provides for the repurchase.

4. Voting Rights and Powers. Unless otherwise provided by the DGCL, the holder of each share of Class B Common Stock shall have the right to ten votes for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided in this Twelfth Amended and Restated Certificate of Incorporation or as required by the DGCL, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote of the stockholders of the Company (whether at a stockholders meeting or by written consent). The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote (on an as-converted basis), voting together as a single class without the separate class vote of the holders of the Class B Common Stock as permitted by Section 242(b)(2) of the DGCL.

5. Conversion.

(a) Right to Convert. Each outstanding share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Class B Common Stock, into one fully-paid, nonassessable share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of the Company or any policies of the Company then in effect, at the principal corporate office of the Company or of any transfer agent for the Class B Common Stock, and shall give written notice to the Company at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Company. The Company shall, as soon as practicable thereafter, register on the Company’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business at the principal corporate office of the Company on the date such notice of the election to convert is received by the Company, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(b) Automatic Conversion. Each outstanding share of Class B Common Stock shall automatically, without further action by the Company or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock, at the earliest to occur of (i) immediately prior to the close of business at the principal corporate office of the Company on the fifth anniversary of the Public Offering Closing Date, (ii) immediately prior to the close of business at the principal corporate office of the Company on the date on which the outstanding shares of Class B Common Stock represent less than five percent (5%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding, (iii) the date and time, or the occurrence of an event, specified in a written conversion election delivered by KR Sridhar to the Secretary or Chairman of the Board of the Company to so convert all shares of Class B Common Stock, or (iv) immediately following the date of the death of KR Sridhar (the first to occur of any of the events referred to in (i), (ii), (iii), and (iv) are referred to herein as a “Class B Common Stock Automatic Conversion Event”). The Company shall provide notice of a Class B Common Stock Automatic Conversion Event pursuant to this Section 5(b) to record holders of such shares of Class B Common Stock as soon as practicable following the Class B Common Stock Automatic Conversion Event. Such notice shall be provided by any means then permitted by the Delaware General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Class B Common Stock Automatic Conversion Event. Upon and after the Class B Common Stock Automatic Conversion Event, the person registered on the Company’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Class B Common Stock Automatic Conversion Event shall be registered on the Company’s books as the record holder of the shares of Class A Common Stock issued upon conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Class B Common Stock Automatic Conversion Event, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(c) Conversion on Transfer. On or after the Public Offering Closing Date, each share of Class B Common Stock shall automatically, without further action by the Company or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.

(d) Policies and Procedures. The Board may, from time to time, establish such written policies and procedures relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock that are not in conflict with applicable law or this Twelfth Amended and Restated Certificate of Incorporation or the Bylaws of the Company as it may deem necessary or advisable. The Company will make such written policies and procedures available to any holder of Class B Common Stock that requests them in a writing delivered to the Secretary of the Company. If the Company has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Company may request that the transferee and purported transferor furnish affidavits or other evidence to the Company as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferee and transferor do not within ten (10) days after the date of such request furnish sufficient (as determined by the Board) evidence to the Company (in the manner provided in the request) to enable the Company to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Company. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Company shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

(e) Definitions.

(i) “Convertible Securities” shall mean securities convertible into or exercisable or exchangeable for either Class B Common Stock or another security that is convertible into or exercisable or exchangeable for Class B Common Stock.

(ii) “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.

(iii) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or Convertible Securities.

(iv) “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(v) “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Stockholder; (2) one or more Family Members of such Qualified Stockholder; or (3) any other Permitted Entity of such Qualified Stockholder.

(vi) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock, provided that (a) such transferee holds such shares as the record holder and (b) if the Qualified Stockholder or its Family Member or Permitted Entity is a party to a Holder Voting Agreement entered into between such party and KR Sridhar (or a successor proxyholder designated as set forth therein) (the “Proxy”), such transferee shall have entered into a voting agreement in substantially the same form as such Proxy with the then-current proxyholder, in one of the following transactions:

(A) by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, or (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder; or

(B) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(C) by a Qualified Stockholder that is a partnership, or a nominee for a partnership, to any person or entity that, as of the Public Offering Date, was a general or limited partner of such partnership pro rata in accordance with such person’s ownership interest in the partnership and the terms of any applicable partnership or similar agreement binding such partnership as of the Public Offering Date, and any further Transfer by any such general or limited partner that is a partnership or limited liability company to any person or entity that was at such time a general or limited partner or member of such partnership or limited liability company pro rata in accordance with such person’s ownership interest in such partnership or limited liability company and the terms of any applicable partnership or similar agreement binding the partnership or limited liability company as of the Public Offering Date; or.

(D) by a Qualified Stockholder that is a limited liability company, or a nominee for a limited liability company, to any person or entity that, as of the Public Offering Date, was a member of such limited liability company pro rata in accordance with such person’s ownership interest in the company and the terms of any applicable agreement binding such company and its members as of the Public Offering Date, and any further Transfer by any such member that is a partnership or limited liability company to any person or entity that was at such time a general or limited partner or member of such partnership or limited liability company pro rata in accordance with such person’s ownership interest in such partnership or limited liability company and the terms of any applicable partnership or similar agreement binding the partnership or limited liability company as of the Public Offering Date.

(vii) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(viii) “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(ix) “Qualified Stockholder” shall mean: (i) the record holder of a share of Class B Common Stock as of the date of the effectiveness of the registration statement filed under the Securities Act relating to the Public Offering (the “Public Offering Date”); (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the Public Offering Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, is outstanding as of the Public Offering Date; (iii) each natural person who, prior to the Public Offering Date, Transferred shares of capital stock of the Company to a Permitted Entity that is or becomes a Qualified Stockholder; (iv) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (v) a Permitted Transferee.

(x) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to an account maintained with a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy, agreement or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5:

(A) the granting of a revocable proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(B) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder that is not subject to the Proxy, if, in either case, there occurs a Transfer on a cumulative basis, from and after the Public Offering Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Public Offering Date, holders of voting securities of any such entity or Parent of such entity.

(xi) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, agreement or otherwise.

(f) Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock so converted shall automatically be retired and shall not be reissued by the Company.

(g) Reservation. The Company shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Twelfth Amended and Restated Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable shares. The Company shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

6. Subdivisions or Combinations. If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.

7. Equal Status. Except as expressly set forth in Article IV, shares of Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to shares of Class A Common Stock (including, without limitation, as to dividends and distributions; upon any liquidation, dissolution or winding up of the Company; and in the event of any merger or consolidation involving the Company).

8. Amendments and Changes. The Company shall not, without first obtaining the approval (by vote at a stockholders meeting or written consent as provided by law) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock (voting together as a single class) amend, alter, repeal or waive Article IV(B)(6)(b)(v), Article IV(C), or Article IV(D) of this Twelfth Amended and Restated Certificate of Incorporation in a manner that adversely affects the rights of the holders of the Class A Common Stock or Class B Common Stock.

ARTICLE V

The Company is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Company shall so provide.

ARTICLE VII

Subject to Section 5 of Part B of Article IV, the number of directors that constitute the whole Board of the Company shall be designated in the Bylaws of the Company.

ARTICLE VIII

Subject to Section 5 of Part B of Article IV, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

ARTICLE IX

1. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The Company may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

3. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Company.

ARTICLE XI

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE XII

Stockholders shall be entitled to cumulative voting rights in the election of directors as set forth in this Article XII and the Bylaws of the Company, but only if and to the extent cumulative voting rights are required under Section 2115(b) of the California Corporations Code. Subject to such limitation, at all elections of directors of the Company, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder’s shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. At such time as cumulative voting rights are not required under Section 2115 of the California Corporations Code, this Article XII shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.

ARTICLE XIII

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law, this Twelfth Amended and Restated Certificate of Incorporation or the Bylaws of the Company; (d) any action to interpret, apply, enforce or determine the validity of this Twelfth Amended and Restated Certificate of Incorporation or the Bylaws of the Company; or (e) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

ARTICLE XIV

Except as specifically provided herein, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Twelfth Amended and Restated Certificate of Incorporation to be signed by an authorized officer of the Company, this 18th day of July, 2018.

BLOOM ENERGY CORPORATION

By:	/s/ K.R. Sridhar
K.R. Sridhar, President

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